SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 New Focus, Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                   Common Stock, $0.001 par value per share
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  644383-101
  -----------------------------------------------------------------------------
                                 (Cusip Number)

                              12/31/2002 (FINAL FILING)
  -----------------------------------------------------------------------------
           (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 644383-101
         ------------









SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)    |
|     |                                                                      |
|     |  Morgenthaler Venture Partners V       34-1872532                    |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |                                                                      |
|     |      Delaware                                                        |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     2,435,554 (See Item 4)         |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     0                              |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     2,435,554   (See Item 4)       |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  2,435,554                                                           |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  3.2%                                                                |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                            |
|     |                                                                      |
|     |  PN                                                                  |
------------------------------------------------------------------------------










SCHEDULE 13G

-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     |
|     |                                                                       |
|     |  Morgenthaler Management Partners V       34-1872535                  |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ X ] |
|     |                                                                  ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |                                                                       |
|     |  Ohio                                                                 |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |     0                               |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |     2,459,554 (See Item 4)          |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |     0                               |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |     2,459,554 (See Item 4)          |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  2,459,554 (See Item 4)                                               |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                       [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |                                                                       |
|     |  3.2%                                                                 |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  PN                                                                   |
-------------------------------------------------------------------------------










SCHEDULE 13G

- -----------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     |
|     |                                                                       |
|     |   Robert D. Pavey                                                     |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |                                                                       |
|     | United States                                                         |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |   0                                 |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |   2,459,554 (See Item 4)   	      |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |         0                           |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |   2,459,554 (See Item 4)            |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  2,459,554 (See Item 4)                                               |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                     [   ]   |
|     |  N/A                                                           ----   |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |                                                                       |
|     |  3.2%                                                                 |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  IN                                                                   |
-------------------------------------------------------------------------------










SCHEDULE 13G

- ----------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)    |
|     |                                                                      |
|     |  Robert C. Bellas, Jr.                                               |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |                                                                      |
|     | United States                                                        |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     2,459,554 (See Item 4)         |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |              0                     |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     2,459,554 (See Item 4)         |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  2,459,554     (See Item 4)                                          |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  3.2%                                                                |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
- ----------------------------------------------------------------------------










SCHEDULE 13G

- ----------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Gary J. Morgenthaler                                                |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     2,459,554 (See Item 4)         |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     0                              |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     2,459,554 (See Item 4)         |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  2,459,554     (See Item 4)                                          |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  3.2%                                                                |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
- ----------------------------------------------------------------------------











SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  John D. Lutsi                                                       |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     2,459,554 (See Item 4)         |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     0                              |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     2,459,554 (See Item 4)         |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  2,459,554     (See Item 4)                                          |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  3.2%                                                                |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------











Schedule 13G
------------

Item 1(a). NAME OF ISSUER: New Focus, Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
      5215 Hellyer Avenue
      San Jose, CA 95138-1001

Item 2(a). NAMES OF PERSONS FILING: Morgenthaler Venture Partners V ("MVP V"); Morgenthaler Management Partners V ("MMP V"), the general partner of MVP V; Robert D. Pavey, Robert C. Bellas, Jr., Gary J. Morgenthaler and John D. Lutsi (collectively, the "Managing Members") are individual members of MMP V, the general partner of MVP V.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The address of the principal business office of MVP V, MMP V and each of the General Partners is:

           Morgenthaler Venture Partners V, L.P.
           50 Public Square
           Suite 2700
           Cleveland, Ohio 44113

Item 2(c). CITIZENSHIP: MVP V is a limited partnership organized under the laws of Delaware and MMP V is a limited liability company organized under the laws of the State of Ohio. Each of the Managing Members is a United States citizen.


Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value per share

Item 2(e). CUSIP NUMBER:    644383-101

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS a:

           (a) [   ]    Broker or Dealer registered under Section 15 of the
                        Securities Exchange Act of 1934 (the "Act").

           (b) [   ]    Bank as defined in Section 3(a)(6) of the Act.

           (c) [   ]    Insurance Company as defined in Section 3(a)( 19) of
                        the Act.

           (d) [   ]    Investment Company registered under Section 8 of the
                        Investment Company Act of 1940.

           (e) [   ]    Investment Advisor registered under Section 203 of the
                        Investment Advisors Act of 1940.

           (f) [   ]    Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Rule
                        13d-1(b)(1)(ii)(f) of the Act.

           (g) [   ]    Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

           (h) [   ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of
                        the Act.

           Not Applicable.

Item 4.    OWNERSHIP.

Amount Beneficially owned: MVP V, 2,435,554 shares of New Focus, Inc. and each of MMP V, Robert D. Pavey, Robert C. Bellas, Gary, J. Morgenthaler and
John D. Lutsi (the managing partners) may be deemed to beneficially own 2,435,554 shares of New Focus, Inc. (the company) as of December 31, 2002.
In addition, MMP V is the record owner of 24,000 shares, each of the Managing Members may be deemed to beneficially own such 24,000 shares.

MVP V is the record owner of 2,435,554 shares. MMP V, in its capacity as the general partner of MVP V, may be deemed to beneficially own such 2,435,554 shares.




(b) Percent of Class:(based on 76,526,041 shares of common stock)

             MVP V:                         3.2%
             MMP V:                         3.2%
             Robert D. Pavey:               3.2%
             Robert C. Bellas:              3.2%
             Gary J. Morgenthaler:          3.2%
             John D. Lutsi:                 3.2%


          (c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote:

                     None

                (ii) shared power to vote or to direct the vote:

             MVP V:                       2,435,554 shares
             MMP V:                       2,459,554 shares
             Robert D. Pavey:             2,459,554 shares
             Robert C. Bellas:            2,459,554 shares
             Gary J. Morgenthaler:        2,459,554 shares
             John D. Lusti:               2,459,554 shares

               (iii) sole power to dispose or direct the disposition of:

                     None


                (iv) shared power to dispose or direct the disposition of:


             MVP V:                       2,435,554 shares
             MMP V:                       2,459,554 shares
             Robert D. Pavey:             2,459,554 shares
             Robert C. Bellas:            2,459,554 shares
             Gary J. Morgenthaler:        2,459,554 shares
             John D. Lusti:               2,459,554 shares

Each of MVP V and MMP V and each of the General Partners expressly disclaims beneficial ownership of any shares of common stock of the Company, except in the case of MVP V, for the 2,435,554 shares which its holds of record. In addition, MMP V is the record owner of 24,000 shares, each of the Managing Members may be deemed to beneficially own 24,000 shares.


Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    This statement is being filed to report that as of the date hereof, the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities of New Focus, Inc.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

Item 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
           THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

Item 10.  CERTIFICATION.

          Inasmuch as the reporting persons are no longer the beneficial owners of more than five percent of the number of shares outstanding, the reporting persons have no more reporting obligation under section 13(d) of the Securities and Exchange Commission, and the reporting persons have no obligation to amend this statement if any material change occurs in the facts set off herein.


By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURES
                                   ----------

        After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date:   February 10, 2003



MORGENTHALER VENTURE PARTNERS V, L.P

By: Morgenthaler Management Partners V, L.P

By:     *
   ----------------------------------------
   General Partner

MORGENTHALER MANAGEMENT PARTNERS V, LLC

By:     *
   ----------------------------------------
   General Partner


        *
   ----------------------------------------
   Robert D. Pavey

        *
   ----------------------------------------
   Robert C. Bellas, Jr.

        *
   ----------------------------------------
   Gary J. Morgenthaler

        *
   ----------------------------------------
   John D. Lutsi









  *By: /s/ Theodore A. Laufik
           ---------------------------------------
           Theodore A. Laufik
           Attorney-in-Fact